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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 14, 2006

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer
TO OUR STOCKHOLDERS:
      On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 27, 2006, at 11:00 a.m. at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas.
      At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation’s independent auditors and vote on four stockholder proposals. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.
      It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.
      If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2006
        The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas, on Thursday, April 27, 2006, at 11:00 a.m. for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2009 Annual Meeting of Stockholders;

2.	To approve the selection of Deloitte & Touche LLP as the Corporation’s independent auditors;

3.	To vote on four stockholder proposals which may be presented at the meeting; and

4.	To take action upon any other business which may properly come before the meeting or any adjournment thereof.
      Stockholders of record at the close of business on February 27, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.
      It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.
      The accompanying proxy statement also is being used to solicit voting instructions for the shares of the Corporation’s common stock which are held by the trustees of the Corporation’s employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided, or indicates his or her preferences using the Internet or telephone.

By order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary
P.O. Box 619100
Dallas, Texas 75261-9100
March 14, 2006

i

ii

March 14, 2006
PROXY STATEMENT
INTRODUCTION
      The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 27, 2006 and at any adjournment thereof. We are first mailing this proxy statement and the accompanying proxy to holders of the Corporation’s common stock on March 14, 2006.
Who May Vote
      Each stockholder of record at the close of business on February 27, 2006 will be entitled to one vote for each share registered in the stockholder’s name. As of that date, there were outstanding 461,083,650 shares of common stock of the Corporation.
How You May Vote
      You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.
      The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for approval of the selection of the Corporation’s independent auditors and against approval of the stockholder proposals.
How You May Revoke or Change Your Vote
      You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting
Confidential Voting
      Proxy cards are received by the Corporation’s independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy cards and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent will identify stockholders who fail to vote so that the Corporation may contact them and request they do so.

Costs of Solicitation
      The Corporation will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by regular employees of the Corporation. The Corporation has retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $14,000 plus reimbursement of out-of-pocket expenses.
Votes Required/ Voting Procedures
      A majority of the shares of the Corporation’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote.
Dividend Reinvestment and Stock Purchase Plan
      If a stockholder is a participant in the Corporation’s Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.
Employee Benefit Plans
      The Corporation also is sending this proxy statement and voting materials to participants in various employee benefit and stock purchase plans of the Corporation. The trustee of each plan, as the stockholder of record of the shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.
Electronic Delivery of Proxy Materials and Annual Report
      The Notice of Annual Meeting and proxy statement and the Corporation’s 2005 Annual Report are available on our website at www.kimberly-clark.com. Instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Corporation the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.
      Stockholders of Record. If your shares are registered in your own name, to enroll in the electronic delivery service, go directly to our transfer agent’s website at www.econsent.com/kmb anytime and follow the instructions.
      Beneficial Stockholders. If your shares are not registered in your name, to enroll in the electronic delivery service, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.
      Plan Participants. If you are a participant in one or more of the Corporation’s employee benefit or stock purchase plans, to enroll in the electronic delivery service, go directly to our transfer agent’s website at www.econsent.com/kmb anytime and follow the instructions.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
      Each year in connection with the Corporation’s Annual Meeting of Stockholders, the Corporation is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Corporation’s common stock in multiple accounts or share an address with other stockholders, this process results in duplicate mailings of proxy statements and annual reports. Stockholders may avoid receiving duplicate mailings and save the Corporation the cost of producing and mailing duplicate documents as follows:
      Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1522 or by e-mail at stockholders@kcc.com.
      Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
      Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1522 or by e-mail at stockholders@kcc.com.
PROPOSAL 1.     ELECTION OF DIRECTORS
General Information
      The Board of Directors is divided into three classes, as required by the Corporation’s Restated Certificate of Incorporation (the “Charter”). Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of twelve members, including Abelardo E. Bru who was elected to the Board by the Board of Directors effective as of September 1, 2005 and John R. Alm who was elected to the Board by the Board of Directors effective as of February 22, 2006. Four of the directors have terms which expire at this year’s Annual Meeting (Class of 2006), four have terms which expire at the 2007 Annual Meeting (Class of 2007) and four have terms which expire at the 2008 Annual Meeting (Class of 2008).
      The four nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2009 Annual Meeting of Stockholders (Class of 2009) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Directors and Nominees
      The names of the nominees for the Class of 2009 and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of March 1, 2006 and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For a Three-Year Term Expiring at the
2009 Annual Meeting of Stockholders
(Class of 2009)
Dennis R. Beresford, 67, Director since 2002

Ernst & Young Executive Professor of Accounting, University of Georgia
      Mr. Beresford has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committee of Legg Mason, Inc.

Abelardo E. Bru, 57, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.
      Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of Office Depot Inc. and the Education is Freedom Foundation.

Thomas J. Falk, 47, Director since 1999

Chairman of the Board and Chief Executive Officer
      Mr. Falk was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President-Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for the Corporation’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He also serves on the board of directors of Centex Corporation, Grocery Manufacturers of America, Inc. and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Mae C. Jemison, M.D., 49, Director since 2002

President, BioSentient Corporation
      Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic Corporation, Valspar Corporation, Gen-Probe Incorporated and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
Term Expiring at the
2007 Annual Meeting of Stockholders
(Class of 2007)
Pastora San Juan Cafferty, 65, Director since 1976

Professor Emerita, University of Chicago
      Ms. Cafferty has served since 2005 as a Professor Emerita at the University of Chicago’s School of Social Service Administration where she had been a member of the faculty since 1971. Ms. Cafferty is a director of Harris Financial Corp. (formerly Bankmont Financial Corp.), a private company, Waste Management, Inc. and the Peoples Energy Corporation and its subsidiaries, and a trustee of the Lyric Opera Association and Rush-Presbyterian-St. Luke’s Medical Center in Chicago.

Claudio X. Gonzalez, 71, Director since 1976

Chairman of the Board and Managing Director, Kimberly-Clark de Mexico, S.A. de C.V.
      Mr. Gonzalez has served as Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the Corporation, since 1973. He was employed by the Corporation in 1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. Mr. Gonzalez is a director of Kellogg Company, General Electric Company, The Investment Company of America, Home Depot Inc., The Mexico Fund, Grupo ALFA, Grupo Carso, Grupo Mexico, Grupo Televisa and America Movil.

Linda Johnson Rice, 48, Director since 1995

President and Chief Executive Officer, Johnson Publishing Company, Inc.
      Mrs. Johnson Rice has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated, MoneyGram International, Inc. and Omnicom Group, Inc.

Marc J. Shapiro, 58, Director since 2001

Retired Vice Chairman, J. P. Morgan Chase & Co.
      Mr. Shapiro retired in 2003 as Vice Chairman of J. P. Morgan Chase & Co., a financial services company. Before becoming Vice Chairman of J. P. Morgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of J. P. Morgan Chase & Co., from 1989 until 1997. He now serves as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of Burlington Northern Santa Fe Corporation and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, the Hobby Center for the Performing Arts, Rice University and BioHouston.

Term Expiring at the
2008 Annual Meeting of Stockholders
(Class of 2008)
John R. Alm, 60, Director since February 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.
      Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in December 2005. He had been Chief Executive Officer since January 2004 and President and Chief Operating Officer since January 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held numerous other senior management positions until his retirement. He is a member of the board of directors of Washington Group International, Inc.

John F. Bergstrom, 59, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation
      Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation and its wholly-owned subsidiary Wisconsin Electric Power Company, Sensient Technologies Corp., Banta Corporation, and Midwest Air Group, Inc. He also is a member of the board of trustees of Marquette University and the Theda Clark Hospital Foundation.

Robert W. Decherd, 55, Director since 1996

Chairman of the Board, President and Chief Executive Officer, Belo Corp.
      Mr. Decherd has served as Chairman of the Board and Chief Executive Officer of Belo Corp., a broadcasting and publishing company, since 1987. Mr. Decherd became President of that company in 1994, and previously served as President from 1985 through 1986. He has been a director of Belo Corp. since 1976. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Professions, and serves on the Media Security and Reliability Council as part of President Bush’s Homeland Security initiative. He is co-chair of the Dallas Chief Executive Officer Roundtable.

G. Craig Sullivan, 66, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company
      Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in December 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan also serves as a director of Mattel, Inc. In addition, he is a director of The American Ireland Fund, and serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco.

Compensation of Directors
      The Corporation’s objectives for director compensation are to remain competitive with the compensation paid to directors of comparable companies, to keep pace with changes in best corporate governance practices in such compensation, and to reinforce the Corporation’s practices of encouraging stock ownership. In 2003, the Nominating and Corporate Governance Committee recommended to the Board the current director compensation policies following its determination that the policy met these objectives. The current policies have been in place for calendar years 2004 and 2005, and are expected to be the same for 2006.
      In 2005, directors who were not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies (“Outside Directors”) received (1) an annual cash retainer of $70,000 payable pro rata quarterly in advance and (2) a grant of 2,000 restricted share units. Outside Directors who join the Board during a calendar year receive a pro-rated portion of the annual retainer and grant of restricted share units. Outside Directors who were also chairmen of the Audit Committee, Management Development and Compensation Committee or Nominating and Corporate Governance Committee on January 3, 2005 each received an additional grant of 300 restricted share units, and the Lead Director received an additional grant of 500 restricted share units. In addition, the Corporation reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.
      Other than the cash retainer, grants of restricted share units, dividends on restricted share units and participation in the programs described above, no Outside Director received any other compensation or perquisites from the Corporation for services as a director in 2005.
      Restricted share units are not shares of common stock of the Corporation. Rather, restricted share units represent the right to receive an amount, payable in shares of common stock of the Corporation, equal to the value of a specified number of shares of common stock of the Corporation within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, (1) restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered and (2) Outside Directors are credited with dividends, equivalent in value to those declared and paid on shares of the Corporation’s common stock, on all restricted share units granted to them.
      The aggregate value of the compensation paid to each Outside Director in 2005, based on the closing price of the Corporation’s common stock on the date of grants of restricted share units and the payment dates of dividends on restricted share units, was: Mr. Beresford ($226,658); Mr. Bergstrom ($206,943); Mr. Bru ($76,787); Ms. Cafferty ($227,207); Mr. Decherd ($240,351); Dr. Jemison ($206,943); Mrs. Rice ($206,943); Mr. Shapiro ($226,523); and Mr. Sullivan ($201,438).

      A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.
      The Board of Directors unanimously recommends a vote FOR the election of the four nominees for director.
CORPORATE GOVERNANCE
      Since 1996, the Corporation’s By-Laws have provided that a majority of the directors be independent directors (“Independent Directors”). In addition, the Corporate Governance Policies adopted by the Board provide independence standards consistent with the listing standards of the New York Stock Exchange (“NYSE”). The relevant portions of the Corporate Governance Policies are attached as Appendix A. The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be Independent Directors. The Board has determined that all directors and nominees are Independent Directors, except for Thomas J. Falk and Claudio X. Gonzalez.
      The Corporation’s independent Board of Directors helps ensure good corporate governance and strong internal controls. The Corporation is in compliance with all corporate governance requirements of the NYSE, Securities and Exchange Commission and Sarbanes-Oxley Act of 2002.
Board of Directors and Board Committees
      The Board of Directors met six times in 2005. All of the incumbent directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.
      Although the Corporation does not have a formal policy with respect to director attendance at Annual Meetings, since 1997, all nominees and continuing directors have attended the Annual Meetings. Ten of the Corporation’s directors then in office, which constituted all nominees and continuing directors, attended the Corporation’s 2005 Annual Meeting.
      The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable NYSE corporate governance rules, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available on the Corporation’s website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain copies of the charters without charge. The Audit Committee charter is also attached as Appendix B.

      The following table identifies the membership, functions, and number of meetings in 2005 of each of the standing committees:

Name of Committee		Number of
and Members	Principal Functions of the Committee	Meetings in 2005

AUDIT(1) Dennis R. Beresford, Chair(2) John R. Alm(3) John F. Bergstrom Mae C. Jemison, M.D.	• Oversees (i) the quality and integrity of the financial statements; (ii) compliance with ethical policies contained in the Code of Conduct, and legal and regulatory requirements; (iii) the independence, qualification and performance of the Corporation’s independent auditors; and (iv) the performance of the Corporation’s internal auditors
• Selects, subject to stockholder approval, and engages and oversees the work of the Corporation’s independent auditors
• Reviews the scope of the audits and audit findings, including any comments or recommendations of the Corporation’s independent auditors
• Establishes policy in connection with internal audit programs
• Pre-approves all audit and non-audit services provided by the independent auditors
	• Reviews risk assessment and management policies	9

MANAGEMENT DEVELOPMENT AND COMPENSATION(4) Marc J. Shapiro, Chair Abelardo E. Bru(5) Pastora San Juan Cafferty G. Craig Sullivan	• Establishes and administers the policies governing annual compensation and long-term compensation, including stock option awards, restricted share awards and restricted share unit awards • Oversees (i) leadership development for senior management and future senior management candidates; and (ii) key organizational effectiveness and engagement policies • Reviews diversity programs and key metrics	6

Name of Committee		Number of
and Members	Principal Functions of the Committee	Meetings in 2005

NOMINATING AND CORPORATE GOVERNANCE(6) Linda Johnson Rice, Chair Abelardo E. Bru(5) Pastora San Juan Cafferty(7) G. Craig Sullivan	• Oversees the process by which individuals are nominated to become Board members
• Oversees matters of corporate governance, including developing and recommending to the Board changes to Corporate Governance Policies
• Advises the Board on (i) Board organization, membership, function, performance and compensation; (ii) committee structure and membership; and (iii) policies and positions regarding significant stockholder relations issues
• Reviews director independence standards and makes recommendations to the Board with respect to the determination of independence of directors
• Monitors and recommends improvements to the practices and procedures of the Board
	• Reviews stockholder proposals and considers responses or actions with respect to such proposals	5

EXECUTIVE Robert W. Decherd, Chair John F. Bergstrom Thomas J. Falk Claudio X. Gonzalez	• Exercises all the powers of the Board to direct the business and affairs of the Corporation between meetings of the Board	4 (8)

(1)	Each Audit Committee member is an Independent Director and satisfies the financial literacy requirements of the NYSE.

(2)	The Board has determined that Mr. Beresford satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Mr. Beresford participated in two additional conference calls as Chairman of the Audit Committee to preview earnings press releases during 2005.

(3)	Mr. Alm was appointed a member of the Audit Committee effective as of February 22, 2006.

(4)	Each Management Development and Compensation Committee member is an Independent Director.

(5)	Mr. Bru was appointed a member of the Management Development & Compensation Committee and the Nominating and Corporate Governance Committee effective September 15, 2005.

(6)	Each Nominating and Corporate Governance Committee member is an Independent Director.

(7)	Ms. Cafferty was the Chairman of the Nominating and Corporate Governance Committee through April 27, 2005. Mrs. Johnson Rice succeeded her in that position on April 28, 2005.

(8)	Includes three actions taken during 2005 by unanimous written consent of the Executive Committee on matters that previously had been reviewed by the Board.

Director Nominee Criteria and Process
      The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate

Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support the Corporation’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.
      Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise.
      The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including the Corporation’s directors, management and stockholders.
      The Corporate Secretary’s office, at the request of the Nominating and Corporate Governance Committee, researches the qualifications of recommended candidates and reports its findings to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee periodically evaluates the qualifications of recommended Board candidates.
      When a vacancy occurs on the Board, the Nominating and Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Corporation’s Charter, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at the Corporation’s Annual Meeting of Stockholders.
      The Nominating and Corporate Governance Committee has retained a search firm to assist the Committee in identifying and recruiting director candidates meeting the criteria specified by the Committee.
Stockholder Nominations for Directors
      The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders’ meeting, or if the Corporation gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the criteria for Board membership described above. The Corporation may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the Annual Meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between Annual Meetings in accordance with the process described above in “Director Nominee Criteria and Process.”

Stockholder Communications to Directors
      The Board of Directors has established a process by which interested stockholders may communicate with the Board. That process can be found at www.kimberly-clark.com.
      Stockholders may send written correspondence to the Board in the care of the Lead Director:

Lead Director
Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas 75261-9100
Other Corporate Governance Matters
      Corporate Governance Policies. The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporation’s website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the policies without charge.
      Code of Conduct. The Corporation has a Code of Conduct that applies to all of the Corporation’s directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Conduct is available on the Corporation’s website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Code of Conduct without charge.
      Lead Director. Mr. Decherd served as Lead Director in 2005. The Lead Director chairs executive session meetings of non-management directors and serves as Chairman of the Executive Committee, among other responsibilities. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.
      Committee Authority to Retain Independent Advisors. Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.
      Whistleblower Procedures. The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Corporation’s employees and others of concerns regarding questionable accounting or auditing matters. These procedures are available on the Corporation’s website at www.kimberly-clark.com. In 2005, the Corporation introduced a toll-free, around-the-clock Code of Conduct Line which allows employees and others to voice their concerns anonymously. Information on how to access the line is available on the Corporation’s website at www.kimberly-clark.com.
      Chief Compliance Officer. Ronald D. Mc Cray is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer of the Corporation. The Chief Compliance Officer oversees the Corporation’s compliance program, reports to the Audit Committee on the program’s effectiveness, provides periodic reports to the Board, and works closely with various compliance functions to provide coordination and sharing of best practices across the compliance groups.

      Disclosure Committee. The Corporation has established a disclosure committee composed of members of management to assist the Corporation in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing the Corporation’s periodic securities filings.
      No Executive Loans. The Corporation does not extend loans to executive officers or directors and has no such loans outstanding.
      Stockholder Rights Plan. The Board has adopted the following policy statement on stockholder rights plans: “Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”
      Charitable Contributions. The Nominating and Corporate Governance Committee has adopted guidelines for the review and approval of charitable contributions by the Corporation or any foundation controlled by the Corporation to organizations or entities of which a member of the Board of Directors or an executive officer is or may be affiliated.
PROPOSAL 2.     APPROVAL OF AUDITORS
      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Corporation for 2006, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been the independent auditors for the Corporation since 1928.
      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.
Principal Accounting Firm Fees
      The aggregate fees (excluding value added taxes) billed to the Corporation and its subsidiaries for the fiscal years ended December 31, 2005 and 2004 by the Corporation’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2005	2004

Audit Fees(a)	$8,616,000	$8,677,000
Audit-Related Fees(b)	769,000	2,266,000
Tax Fees(c)	2,502,000	3,678,000
All Other Fees	0	0

(a)	Includes fees for statutory audits, comfort letters, attest services, consents, assistance with and review of Securities and Exchange Commission filings and other related matters. These fees include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	2005 fees include work with respect to employee benefit plans, due diligence assistance and other matters. 2004 fees include $1,501,000 for work related to the Neenah Paper, Inc. spin-off.

(c)	Includes fees for expatriate tax compliance of $1,476,000 in 2005 and $2,288,000 in 2004. During 2005, expatriate tax work was transferred to another accounting firm.

Audit Committee Approval of Audit and Non-Audit Services
      All audit and non-audit services provided by Deloitte to the Corporation must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Deloitte. At or before the first meeting of the Audit Committee each year, the Corporation’s Vice President and Controller prepares a detailed memorandum outlining the audit services to be provided by Deloitte together with the related fees. In addition, the business and staff units of the Corporation prepare individual requests for non-audit services to be provided by Deloitte during the year. These requests describe the services to be provided, the estimated cost of such services, why the requested service is not inconsistent with the independence rules of the Securities and Exchange Commission, and why it is appropriate to have Deloitte provide such services. The Corporation’s Vice President and Controller reviews and summarizes the individual non-audit service requests and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte. Before each subsequent meeting of the Committee, the Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services described therein if such services are acceptable to the Committee.
      To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Deloitte’s independence under applicable Securities and Exchange Commission rules. The Chairman reports action taken to the Committee at the next Committee meeting.
      All Deloitte services and fees in 2005 were pre-approved by the Audit Committee.
      The Board of Directors unanimously recommends a vote FOR approval of this selection.
PROPOSAL 3.     STOCKHOLDER PROPOSAL REGARDING CLASSIFIED BOARD
      Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, owning 3,000 shares of the Corporation’s common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

      Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
Stockholder Proposal
      In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the stockholder’s proposal below:
3 — Elect Each Director Annually
RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if this is practicable.
The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.
Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

66% Yes-Vote
Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step
The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2005 it was reported (and corresponding concerns are noted):

•	The Corporate Library, an independent investment research firm in Portland, Maine rated our company:

“D” in Board Composition.
“D” in Shareholder Responsiveness.

•	One director, Mr. Claudio Gonzalez was designated a problem director by The Corporate Library because he chaired the committee that set executive pay at Home Depot, which received a CEO Compensation rating of “F.”
•	We had no Independent Chairman — Independent oversight concern.
•	Shareholders were only allowed to vote on individual directors once in 3-years — Accountability concern.
•	An awesome 80% shareholder vote was required to make certain key changes — Entrenchment concern.
•	Cumulative voting was not permitted.
Additionally:

•	Our full Board met only 6-times in a full year — Commitment concern.
•	Six directors were allowed to hold from 4 to 13 director seats each — Over-extension concern.
•	Our lead director was allowed to have an additional link to our company — Independence concern.
This list of deficiencies reinforces the reason to adopt the initial RESOLVED statement of this proposal.

Our directors should be comfortable with this proposal because our unopposed directors typically need only one vote for election — out of tens of millions of shares.

Best for the Investor
Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt
Elect Each Director Annually
Yes on 3
Response of the Corporation to Stockholder Proposal
      The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.
      Kimberly-Clark has a history of strong corporate governance. Many of the Corporation’s corporate governance practices long predate the recent Securities and Exchange Commission and NYSE rule changes. Ten of our 12 Board members are independent as determined using standards consistent with the rules and regulations of the Securities and Exchange Commission and NYSE. The Corporation has had formal Corporate Governance Policies in place since 1994, an independent Lead Director since 2002 and independent Board Committees for more than 20 years. The Board consistently reviews the Corporation’s Corporate Governance Policies and practices to ensure that the Corporation remains at the forefront of corporate governance best practices. In fact, the Corporation was recently cited as one of only 33 companies receiving the highest global governance ranking from Governance Metrics International, a leading independent governance rating organization.
      The classified board structure promotes continuity and stability at a company because it ensures that a majority of the board will always have prior experience with the company. Directors who have experience with the Corporation and knowledge about its business and affairs are a valuable resource and are best positioned to pursue long-term strategies and make decisions that are in the best interests of the Corporation and its stockholders. A classified board also helps the Corporation attract and retain highly qualified directors willing to commit the time and resources necessary to understand the Corporation, its operations and its competitive environment.
      The Board believes that the Corporation’s classified board structure continues to be in the best interests of the Corporation and its stockholders. Leading corporate legal and financial advisors believe that classified boards are among the most effective defenses against unfair hostile takeovers. An entity seeking control of a target company is more likely to initiate discussions with the board because the entity would be unable to replace the entire board in a single election. With staggered elections, at least two annual stockholder meetings would be required to effect a change in control of the Board of Directors. This dynamic has become more useful today in countering the renewed use of the proxy fight by hostile, short-term oriented investors. A classified board thereby increases the Board’s opportunity to negotiate with potential acquirers and thus to maximize shareholder value.
      Finally, classified boards promote director independence because directors elected for multi-year terms can make balanced decisions that are not influenced by hostile short-term oriented investors. The directors of Kimberly-Clark recognize their accountability to stockholders and will uphold their fiduciary duties to the Corporation and its stockholders regardless of how often they stand for election.
      The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 4.     STOCKHOLDER PROPOSAL REGARDING ADOPTION OF GLOBAL
HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR CONVENTIONS
      The Comptroller of the City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Teachers’ Retirement System and custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341 (the “Funds”), owning an aggregate amount of 1,460,235 shares of the Corporation’s common stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.
      Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
Stockholder Proposal
      In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Funds’ proposal below:
KIMBERLY-CLARK CORPORATION
GLOBAL HUMAN RIGHTS STANDARDS
Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Kimberly-Clark Corporation currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111;UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
Response of the Corporation to Stockholder Proposal
      The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.
      Although the Board agrees with the principles espoused by the proponent relative to human rights in employment, the Board does not believe that adoption of this proposal is in the best interests of the Corporation and its stockholders. Stockholders may be interested to know that the Corporation received a similar proposal last year, which received support from less than eight percent of the votes cast.
      The Corporation has a long-standing and well-recognized record of support for the rights of its employees with emphasis placed on the importance of their health and safety. The Corporation unequivocally prohibits discrimination on the basis of race, color, sex, sexual orientation, age, religion, national origin, disability and other categories. It is committed to conducting business according to the highest ethical standards and in full compliance with applicable laws in every country in which it operates. The Corporation’s Code of Conduct, as described above in “Corporate Governance — Other Corporate Governance Matters — Code of Conduct,” provides a uniform set of workplace standards and principles that apply to the worldwide operations of the Corporation and its affiliates. The Corporation’s policies and procedures have consistently reflected its position on human rights in the workplace. Suppliers, vendors and contractors of the Corporation are expected to meet similar standards.
      The Board believes the Corporation’s Code of Conduct and its business practices address the substantive areas covered by the proposal, and that its existing monitoring processes effectively ensure compliance with the business principles and human rights standards advocated by the proponent. In addition, the Corporation’s compliance with applicable laws is periodically reviewed by federal, state and local government agencies that are empowered to perform reviews. The Board believes that third party monitoring of the Corporation and its suppliers would require expenditure beyond any benefit which reasonably could be expected, and is not in the best interests of stockholders.
      The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.
PROPOSAL 5.     STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING
      The United Brotherhood of Carpenters, 101 Constitution Avenue, NW, Washington, D.C. 20001, owning 8,200 shares of the Corporation’s common stock, has given notice that it intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.
      Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
Stockholder Proposal
      In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the stockholder’s proposal below:
Director Election Majority Vote Standard Proposal
RESOLVED: That the shareholders of Kimberly-Clark Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
We urge your support for this important director election reform.

Response of the Corporation to Stockholder Proposal
      The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.
      The Board of Directors agrees with many aspects of the majority voting concept and believes the fundamental principles of majority voting may potentially be beneficial to stockholders. The Board maintains sound and effective corporate governance practices that reflect the highest standards of responsibility, ethics and integrity. The Board also seeks to ensure that the Corporation’s director elections are fair, impartial and in the best interests of stockholders. However, there are complex legal and practical issues surrounding the issue of majority voting that this proposal does not address and that must be resolved before the Board could adopt such a policy.
      The plurality voting system that the Corporation currently uses is the primary system used by most large corporations in the United States and is the established standard under Delaware law. The methodology and rules governing the plurality standard are well-known and well-understood. Plurality voting allows stockholders to express dissatisfaction with corporate governance practices without disrupting the election process.
      A number of governmental authorities, associations, scholars, corporations and investors are currently evaluating the feasibility and implications of adoption of a majority voting standard. The Board continues to monitor the progress of these discussions and, once the issues surrounding majority voting are resolved, will take appropriate action to maintain Kimberly-Clark’s commitment to the highest standards of corporate governance.
      At this time, the Board believes that adoption of a majority voting standard would be premature and would not serve the best interests of stockholders, particularly in light of the fact that the proposal does not address the legal and practical issues of changing long-standing, successful voting procedures. The Board does not believe that stockholders should be asked to approve a proposal without understanding the full ramifications of its adoption.
      The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.
PROPOSAL 6.     STOCKHOLDER PROPOSAL REQUESTING A REPORT
ON SUSTAINABLE FORESTRY PRACTICES
      Domini Social Investments, 536 Broadway, 7th Floor, New York, New York 10012-3915; The Basilian Fathers of Toronto, 15015 Piedmont, Detroit, Michigan 48223; The Sisters of the Order of St. Dominic of Grand Rapids, Michigan, 2025 E. Fulton Street, Grand Rapids, Michigan 49503-3895; Vanderryn International Corporation and the Vanderryn Trading Corporations, 8112 Whittier Boulevard, Bethesda, Maryland 20817; and Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, have given notice that they intend to present for action at the Annual Meeting the resolution set forth below. These shareholders own shares of the Corporation’s common stock ranging from 3,120 to 124,000 shares for an aggregate amount of 368,490 shares. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.
      Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal
      In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the stockholders’ proposal below:
Sustainable Forestry
Whereas:
Kimberly-Clark is a leader in the global forest products industry and the largest manufacturer of tissue products in the world. The forest products industry is the largest industrial consumer of ancient forests. Kimberly-Clark uses more than 3 million metric tons of virgin fiber each year.
Kimberly-Clark sources virgin tree fiber from Canada’s Boreal forest, the largest remaining ancient forest left in North America. As one of the world’s largest storehouses of carbon, preservation of the Boreal is critical to mitigating climate change. The Boreal is home to nearly 50% of North America’s bird species and contains the largest remaining populations of woodland caribou and wolverines. These and other species have declined significantly due to habitat loss, in part, from unsustainable logging.
Forest certification programs recognize forestry operations that adopt environmentally and socially responsible practices. Our company is requiring all of its global fiber suppliers to adhere to one of five international forest certification systems by the end of 2005. Of the certified fiber currently procured by Kimberly-Clark, 62% is certified to the Sustainable Forest Initiative (SFI), developed by the American Forest & Paper Association, a forest industry trade association.
The Forest Stewardship Council (FSC), a third-party auditor, is the only independent certification system in the world accepted by the conservation, aboriginal and business communities. Virgin tree fiber from logging operations certified to FSC standards is increasingly available. Credibility is the most important criterion for the selection of any certification scheme. By accepting fiber from the full panoply of available certification schemes, our company fails to set any standard at all.
Protests across North America have targeted our company for its fiber sourcing practices. Companies such as Home Depot, Lowe’s, Ikea and Andersen Windows have FSC-certified wood procurement preferences. Major banks, such as JP Morgan Chase and Bank of America, have adopted policies limiting or prohibiting investment in companies and industries that negatively impact ancient forests.
JP Morgan Chase’s 2005 Public Environmental Policy Statement states, “The Forest Stewardship Council (FSC) is one of the most robust high conservation value assessment processes. We prefer FSC certification when we finance forestry projects. . .”
RESOLVED: Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by November 1, 2006, assessing the feasibility of phasing out our company’s use of non-FSC certified fiber within 10 years.
Supporting Statement:
Proponents believe that our company’s current practices present serious risks to long-term shareholder value. It is critical for Kimberly-Clark to develop policies to ensure a long-term sustainable supply of raw materials and mitigate reputational risks by procuring fiber certified using credible standards.
We believe that a thorough feasibility study should discuss the Company’s explicit goals and timeframes with respect to both:

•	Increasing the use of FSC-certified virgin fiber with the goal of phasing out virgin fiber certified by less reliable and credible certification schemes; and

•	Increasing the use of recycled fiber in both consumer and commercial products as a means to reduce reliance on virgin materials.
Response of the Corporation to Stockholder Proposal
      The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.
Kimberly-Clark’s Dedication to Sustainable Forestry
      Kimberly-Clark has a long history of dedication to responsible use of natural resources. Kimberly-Clark is a member of the World Business Council for Sustainable Development and its Sustainable Forest Products Industry Working Group. Kimberly-Clark has practiced sustainable forestry on its own forestlands for more than 60 years and, although it no longer owns or manages any forest lands in North America, it remains committed to the promotion of sustainable forestry and only sources fiber from suppliers that practice sustainable forestry management.
      The Corporation is continuously reviewing its sustainable forestry policies and practices and seeking to improve its efforts to influence the practice of sustainable forestry on a global level. Kimberly-Clark highlights its dedication to sustainable forestry on its website, which includes the Corporation’s sustainability report. The Corporation will continue to communicate with stockholders and the public about its environmental conservation work.
      The Corporation maintains a comprehensive set of fiber procurement policies and practices. When Kimberly-Clark selects fibers for use in its products, it seeks to ensure that applicable product performance and customer requirements are met, as well as to ensure that sustainable forestry policies are followed. Kimberly-Clark’s corporate policy prohibits the use of wood fiber from virgin rainforests or from designated ecologically significant old growth areas, including mixed hardwood forestlands in Indonesia; temperate rainforests in coastal British Columbia, Canada; and designated areas in Canada’s Boreal Forest.
Fiber Certification
      It is the Corporation’s policy that all of its global fiber suppliers of round wood, wood chips and other forms of fiber, as well as all virgin pulp, be certified by one of five internationally recognized forest certification systems, and currently approximately 88 percent of the suppliers are certified. As of the end of 2005, Kimberly-Clark had audited all of its top suppliers, which account for 90 percent of our global fiber purchases, for compliance with the Corporation’s sustainable forestry policies. Suppliers found not to be in compliance with the Corporation’s sustainable forestry policies have developed action plans to correct any deficiencies and must complete their action plans by the end of 2006 as a condition of having their supply agreements renewed. The Corporation plans to conduct these audits on a continuing basis.
Availability of FSC Certified Fiber
      The stockholder proposal recommends that Kimberly-Clark only use fiber certified by the Forest Stewardship Council (FSC) and not fiber certified by any of the other recognized forest certification systems referenced above. This recommendation is not practical.
      Kimberly-Clark’s use of certified fiber depends on meeting the following requirements:

•	There must be sufficient certified forest fiber available;

•	Pulp made from fiber sourced from certified forests must be commercially available for purchase by the Corporation in locations where the Corporation sources its fiber; and

•	Fiber available to the Corporation must meet our product performance and cost requirements.

      Kimberly-Clark purchases FSC-certified fiber to the extent that it is available and meets its product performance and fiber cost requirements. However, the global supply of FSC-certified fiber is not sufficient to allow Kimberly-Clark to rely exclusively on FSC-certified fiber. As shown in the following chart, as of February 2006, approximately seven percent of the world’s forests were certified. As noted above, approximately 88 percent of the pulp fiber used globally by the Corporation is sourced from suppliers certified by one of five certification systems.

Source:	(a) The Food and Agriculture organization of the United Nations.
(b) Data from the Forest Stewardship Council and the environmental group Metafore.
     With respect to North America, northern bleached softwood kraft pulp, which is required to produce the strength of premium tissue products preferred by most consumers, is purchased from Canadian suppliers. As of February 2006, only about 10 percent of Canada’s managed forests were FSC-certified. There are only two major suppliers producing softwood pulp from FSC-certified forests in Canada and they use a significant amount of their pulp internally. Thus, little of the pulp made from this fiber is commercially available to third party buyers such as Kimberly-Clark.
Use of Recycled Fiber
      The proposal also recommends increasing the Corporation’s use of recycled fiber in both consumer and commercial products as a means to reduce reliance on virgin materials. Kimberly-Clark has conducted extensive research regarding the various types of fiber and is a leader in the industry in the use of recycled fiber in its products. Recycled fiber currently accounts for 29 percent of the Corporation’s overall fiber use.
      Kimberly-Clark’s studies show that as the amount of recycled fiber in the product is increased, product performance attributes, such as softness and absorbency, are adversely affected. For this reason, the combined total of all branded consumer tissue products, including napkins, that contain recycled fiber accounted for only 1.8 percent of all dollars spent on these products in the United States in 2005.
      Away-from-home tissue products often contain a higher percentage of recycled fiber. Some Kimberly-Clark away-from-home tissue products, such as Scott Coreless bath tissue, are made from 45 percent post-consumer recycled fiber, and some away-from-home paper towel brands, such as Scott tradition brown towels, contain a minimum 60 percent post-consumer recycled fiber. Kimberly-Clark continues to examine the use of recycled fiber in its products and to seek ways to reduce the Corporation’s need for virgin fiber.

Stockholder Communication
      Representatives of the Corporation met by telephone with representatives of the proponents of the proposal in December 2005 to discuss their concerns and share the Corporation’s sustainable forestry policies and practices.
      In any case, the Board believes the information requested by the proponents has been communicated to stockholders and, therefore, additional reporting on this issue is not necessary.
      The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information as of December 31, 2005, unless otherwise indicated, regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in “Executive Compensation” below (collectively, the “Named Executive Officers”), and by all directors, nominees and executive officers as a group.

Name of Individual or	Amount and Nature of
Identity of Group	Beneficial Ownership(1)(2)(3)(4)

Robert E. Abernathy	648,950	(5)
John R. Alm	1,833	(6)
Dennis R. Beresford	12,135	(5)
John F. Bergstrom	29,277	(5)(7)
Abelardo E. Bru	672
Mark A. Buthman	305,401	(5)
Pastora San Juan Cafferty	19,171	(5)(8)
Robert W. Decherd	43,561	(5)
Thomas J. Falk	1,776,210	(5)(9)
Claudio X. Gonzalez	194,581
Mae C. Jemison, M.D.	10,459	(5)
Steven R. Kalmanson	586,617	(5)
W. Dudley Lehman	520,491	(5)
Linda Johnson Rice	18,171	(5)(10)
Marc J. Shapiro	24,475	(5)
G. Craig Sullivan	4,044	(11)
All directors, nominees and executive officers as a group	4,448,520	(5)(12)

(1)	Except as otherwise noted, the directors, nominees and Named Executive Officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and Named Executive Officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation’s common stock.

(3)	For each Named Executive Officer, share amounts include the following restricted share units granted under the 2001 Equity Participation Plan:

		Performance Based
Name of Individual	Time Based Restricted Share Units(a)	Restricted Share Units(b)

Robert E. Abernathy	18,771	18,771
Mark A. Buthman	17,251	17,251
Thomas J. Falk	81,944	81,944
Steven R. Kalmanson	20,924	20,924
W. Dudley Lehman	18,065	18,065

(a)	Such awards vest based on time rather than the achievement of performance-based standards.

(b)	Such awards require performance-based standards to be met before awards vest. The amounts described in this column represent the target levels for such awards of performance-based restricted share units that may be earned by each Named Executive Officer. The actual number earned will range from 0 to 150 percent of the target levels indicated based on the achievement of specific performance goals.

(4)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include the following restricted share units granted under the Outside Directors’ Compensation Plan:

Name of Individual	Number of Restricted Share Units(a)

John R. Alm	1,833	(b)
Dennis R. Beresford	5,551
John F. Bergstrom	5,245
Abelardo E. Bru	672
Pastora San Juan Cafferty	5,871
Robert W. Decherd	6,075
Mae C. Jemison, M.D.	5,245
Linda Johnson Rice	5,245
Marc J. Shapiro	5,551
G. Craig Sullivan	2,044

(a)	Such awards vest on the date the Outside Director retires from or otherwise terminates service on the Board.

(b)	Represents restricted share units granted to Mr. Alm on February 22, 2006, the effective date of his election to the Board of Directors.

(5)	Includes shares of common stock held by the trustee of the Corporation’s Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the Named Executive Officers. Also includes the following shares which could be acquired within 60 days of December 31, 2005 by:

Number of Shares That Could be Acquired Within
Name of Individual	60 Days of December 31, 2005

Robert E. Abernathy	519,032
Dennis R. Beresford	5,084
John F. Bergstrom	8,032
Mark A. Buthman	238,816
Pastora San Juan Cafferty	8,337
Robert W. Decherd	8,236
Thomas J. Falk	1,404,366
Mae C. Jemison, M.D.	5,084
Steven R. Kalmanson	444,776
W. Dudley Lehman	442,458
Linda Johnson Rice	7,626
Marc J. Shapiro	17,924

(6)	Represents restricted share units granted to Mr. Alm on February 22, 2006, the effective date of his election to the Board of Directors. These shares are not included in the total of shares held by all directors, nominees and executive officers as a group.

(7)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(8)	Ms. Cafferty also has 25,498.93 stock credits allocated to her deferred compensation account as of December 31, 2005 under the Corporation’s deferred compensation plan for directors. The account reflects the election by Ms. Cafferty to defer into stock credits compensation previously earned by her as a director of the Corporation. Although Ms. Cafferty is fully at risk as to the price of the Corporation’s common stock represented by stock credits, the stock credits are not shares of stock and Ms. Cafferty does not have any rights as a holder of common stock with respect to the stock credits.

(9)	Includes 109,544 shares held by TKM II, Ltd., a partnership of which Mr. Falk and his wife are the limited partners and an entity wholly-owned by Mr. Falk and his wife is the general partner, and of which Mr. Falk shares voting control, and 13,100 shares held by TKM, Ltd., a partnership of which an entity wholly-owned by Mr. Falk and his wife is the general partner, and of which Mr. Falk shares voting control. TKM, Ltd. also has the right to acquire 204,380 shares within 60 days of December 31, 2005. These 204,380 shares are included in the 1,404,366 shares listed for Mr. Falk in footnote 5 above.

(10)	Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice’s daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

(11)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(12)	Voting and investment power with respect to 332,324 of the shares is shared.

     To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the Named Executive Officers (see “Executive Compensation — Management Development and Compensation Committee Report on Executive Compensation — Target Stock Ownership”).

      The following table sets forth the information, as of December 31, 2005, regarding persons or groups known to the Corporation to be beneficial owners of more than 5 percent of the Corporation’s common stock.

		Percentage of
		Common Stock
	Number of Common Shares	Outstanding on
Name and Address of Beneficial Owner	Beneficially Owned	December 31, 2005

Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94105	25,227,755	5.4

(1)	The address and number of shares of the Corporation’s common stock beneficially owned by Barclays Global Investors, NA and certain of its affiliates are based on the Schedule 13G filed by Barclays Global Investors, NA and its affiliates with the Securities and Exchange Commission on January 26, 2006. In addition to Barclays Global Investors, NA, affiliates on the filing are Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited. According to the filing, the reporting entities do not affirm the existence of a group, and the reporting entities, taken as a whole, had sole voting power with respect to 21,970,049 shares and sole dispositive power with respect to 25,227,755 shares, and did not have shared voting or dispositive power as to any shares.

EXECUTIVE COMPENSATION
Management Development and Compensation Committee Report on Executive Compensation
      The Management Development and Compensation Committee is composed entirely of Independent Directors. See “Corporate Governance — Board of Directors and Board Committees.” The Board designates the members and the Chairman of the Committee. The Committee is responsible for establishing and administering the policies governing annual salary and incentive compensation and long-term compensation including awards of stock options, restricted shares, and restricted share units. The Committee also oversees leadership development for senior management and future senior management candidates.

Executive Compensation Philosophy
      The Committee has adopted executive compensation policies that are designed to align compensation with the Corporation’s overall business strategies, values and management initiatives. These policies are intended to:

•	Attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation’s executive compensation programs.

•	Support a performance-oriented environment that rewards achievement of the Corporation’s financial and non-financial goals and recognizes company performance compared to the performance of similarly situated companies through the annual payment of incentive cash bonuses.

•	Reward executives for long-term strategic management and the enhancement of stockholder value through stock option, restricted shares, restricted share unit and other long-term incentive awards.

Competitive Compensation Objectives
      The Corporation annually engages an outside compensation consultant to assist management and the Committee in assessing and determining appropriate compensation for the Corporation’s executives. The Committee also separately retains an additional compensation consultant, independent of management, who reviews the analysis and recommendations of the consultant retained by the Corporation and advises the Committee whether such analysis and recommendations are appropriate and in line with the market and general compensation trends and consistent with the Corporation’s compensation philosophy.
      With respect to 2005 compensation, the Corporation’s consultant assessed the Corporation’s executive compensation as compared against a peer group. The peer group was comprised of 19 other companies, primarily consumer-packaged goods companies, which included the companies in the Peer Group for the Performance Graph referenced later in this proxy statement (see “Executive Compensation — Performance Graph” below). Median revenues for this peer group of 19 companies were $14.5 billion, ranging from $4 billion to $54 billion at the time 2005 compensation and performance objectives were determined. The Committee believes this is an appropriate peer group to evaluate executive compensation since it consists of similarly situated, large consumer-packaged goods companies with global operations. The Corporation’s base salary program is targeted at or near the median of this peer group. Annual incentive and long-term compensation programs are targeted to provide total compensation between the 50th and 75th percentiles of the peer group if the Corporation’s goals are met.

Annual Cash Compensation
      Base Salary. Salary ranges and individual salaries for executive officers are reviewed annually. In determining individual salaries, the Committee considers the scope of the executive’s job responsibilities, individual contributions, market conditions, experience in position, the Corporation’s salary budget guidelines and current compensation as compared to peer companies. The base salaries for the Corporation’s five most highly-paid executives can be found in “Executive Compensation — Summary Compensation Table.”
      Annual Incentives. Annual incentives are based on performance against the Corporation’s and individual business unit goals that are established at the beginning of each year. These goals are aligned with the goals stated in the Corporation’s Global Business Plan and include financial goals based on objective standards such as top-line growth, earnings per share (“EPS”), and return on invested capital (“ROIC”), as well as non-financial strategic goals that improve the longer-term capabilities of the Corporation. Depending upon the performance for the year, payments under the annual incentive program may range from zero to 240 percent of the target bonus established by the Committee. Target bonuses currently are established at 120 percent of base salary for the Chief Executive Officer and 80 percent of base salary for the other Named Executive Officers.
      For 2005, the performance measures for the Chief Executive Officer were based solely on the Corporation’s actual performance against its 2005 corporate objectives. For all other executive officers, the performance measures for 2005 were based 70 percent on the Corporation’s actual performance against its 2005 corporate objectives and 30 percent on the actual performance of the business unit or function for which the executive was responsible against the 2005 objectives for the business unit or function.
      The corporate financial goals for 2005 executive compensation were consistent with the Corporation’s long-term global business plan objectives of 3 to 5 percent top-line sales growth, mid to high single digit EPS growth and a 40 to 50 basis point increase in ROIC. The Committee determined that 2005 financial performance was above the top end of the target range for sales growth, exceeded the target for ROIC improvement on an operating basis, and was in the middle of the range for target EPS growth on an operating basis. In making its assessment, the Committee excluded certain items which were deemed to be non-recurring in nature based on predetermined criteria and its best judgment. In assessing the Corporation’s performance against its 2005 financial goals, the Committee also considered factors such as total shareholder return, market share and cash flows.
      The Committee also assessed the Corporation’s performance against non-financial goals established at the beginning of 2005. Non-financial goal accomplishments during 2005 included completion by the Corporation of an updated global business plan, above target execution of cost savings programs, implementation of customer/shopper/user insights processes in North Atlantic businesses, disciplined use of portfolio management processes for allocation of capital and other resources, improvement in working capital as a percentage of net sales in excess of target levels, and fully implementing talent management programs to improve and assess the Corporation’s human resource capabilities.
      Payout of 100 percent of target bonuses is dependent on achieving the top end of the target range for the financial goals and excellent performance on the non-financial goals. Accordingly, based on the Committee’s assessment of the Corporation’s performance in 2005 against its 2005 corporate objectives, the Committee approved awards to executive officers under this plan for 2005 at 90 percent of the corporate objective target. This compares with awards of 185 percent of target in 2004.
      The Committee also assessed each individual business unit’s or function’s 2005 performance against 2005 objectives for those business units or functions. Based on that assessment, the Committee approved awards to the executive officers under this plan for 2005 at a range of 70 percent to 150 percent, depending on the executive and the performance in the executive’s areas of responsibility. The 2005 incentive awards for each Named Executive Officer other than the Chief Executive Officer set forth in the Summary Compensation Table below reflect the combination of the 70 percent/ 30 percent weighting of the awards for 2005 performance against the corporate and individual objectives. As a result of this weighting and the Committee’s determination of 2005 performance, the executive officers of the Corporation received 2005 incentive bonuses that ranged from 89 percent to 98 percent of their 2005 target amounts.

Long-Term Incentives
      When determining the amount of 2005 long-term incentive awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, the performance of the Corporation, the stock price of the Corporation and market factors. The 2005 long-term incentive awards were granted in April 2005 based on an assessment at that time.
      Executive officers may receive long-term incentive awards of stock options, restricted shares and restricted share units or a combination of stock options, restricted shares and restricted share units under the Corporation’s 2001 Equity Participation Plan, as amended (the “2001 Plan”). The 2001 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. The Corporation’s deferred compensation plans were amended in response to section 409A of the Internal Revenue Code and no further deferral of the payment of awards granted after 2004 is allowed.
      Prior to 2004, the Corporation’s primary long-term incentive program consisted of stock option awards. Restricted shares had been used on a periodic basis, primarily for retention of key executives. Beginning in 2004, the Corporation began reducing the number of stock options granted to key executives and increasing the number of restricted shares and restricted share units, with a significant portion of such restricted share units being performance-based. Since 2004, the targeted value of long-term incentive grants to executive officers has been allocated one-third stock options, one-third restricted share units and one-third performance-based restricted share units.

      Restricted Share and Restricted Share Unit Awards. The Committee determines the number of restricted shares or restricted share units to be granted to participants and the time period for restriction on transferability. A participant who is awarded restricted shares will be entitled to vote such shares and to receive dividends declared on such shares during the restricted period. Upon expiration of the restricted period, payment of restricted share units will be made in cash or shares of common stock as determined by the Committee at the time of grant. During the restricted period, a participant who is awarded restricted share units will not be entitled to vote such units but will receive either cash or a credit equal to dividends paid on the Corporation’s common stock which will be reinvested in restricted share units at the fair market value of the Corporation’s common stock on the date dividends are paid.
      In 2005, executives received awards of both time-vested and performance-based restricted share units. For performance-based restricted share unit awards in 2005, the actual number of shares to be received by the executives will range from zero to 150 percent of the target levels established by the Committee for each executive depending on the degree to which the performance objective is met. The performance objective for the awards is based on the three-year average ROIC for the period January 1, 2005 through December 31, 2007. This performance objective is consistent with the Corporation’s Global Business Plan objective to improve ROIC 40 to 50 basis points per year during this period. In 2005, results were above the target performance range. Information regarding restricted share and restricted share unit awards granted to the Corporation’s Named Executive Officers can be found in “Security Ownership of Management and Certain Beneficial Owners” and “Executive Compensation — Summary Compensation Table.”
      Stock Option Awards. For a description of the material terms of stock option grants pursuant to the long-term incentive plans in 2005, including pursuant to the 2001 Plan, and for stock options granted to the Corporation’s Named Executive Officers, see “Executive Compensation — Option Grants in 2005.”

Compensation of Chief Executive Officer
      Base Salary. The Committee increased the salary of Mr. Falk to $1,175,000 on April 1, 2005. This increase of 9.3 percent over his 2004 base salary put Mr. Falk’s base salary at the median of the peer companies referred to above, consistent with the Corporation’s compensation policies and objectives.
      Cash Bonus. As described above, the cash bonus payment paid to Mr. Falk for 2005 reflects the Committee’s assessment of the Corporation’s performance in 2005 against its 2005 corporate objectives. Accordingly, the bonus paid to Mr. Falk was 90 percent of the target award level that had been established by the Committee for 2005. This compares with Mr. Falk’s award of 185 percent of target in 2004.
      The Committee believes that, based upon most recent comparisons to the peer group as provided by the consultant retained by the Corporation and verified by the consultant retained by the Committee, Mr. Falk’s compensation in 2005 met the Committee’s goals as described above in “Executive Compensation Philosophy.”

Executive Compensation for 2006
      On February 8, 2006, the Committee established objectives for 2006 bonuses payable in 2007 to executive officers. Bonus awards for 2006 will be based on the Committee’s judgment regarding the Corporation’s and the executive officers’ performance in 2006 against the objectives. The corporate objective includes both financial and non-financial goals. The financial goals for 2006 are aligned with the Corporation’s long-term global business objectives and include growth in net sales, growth in earnings and improvement in ROIC. Performance must be at the top end of these ranges for participants to receive 100 percent of the target bonuses established by the Committee. Non-financial goals for 2006 include various qualitative and quantitative measures that are intended to further align compensation with achieving the Corporation’s Global Business Plan, including increasing brand equity in certain key brands, improving product development cycle times, completing an organization design plan, achieving executive recruitment goals, and achieving the Corporation’s diversity and inclusion goals. In addition, goals have been established for each executive officer, other than the Chief Executive Officer, relating to their specific function or business unit. The goals vary by executive officer depending on their areas of responsibilities. Depending on actual performance in 2006 against the financial and non-financial goals, 2006 bonus awards could range from zero to 240 percent of each executive officer’s target bonus.

Target Stock Ownership
      The Corporation strongly believes that the financial interests of its executives should be aligned with those of its stockholders. Accordingly, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the Named Executive Officers. All executive officers are expected to own the Corporation’s stock in an amount equivalent to three times their annual salary. The Chief Executive Officer is expected to own an amount of the Corporation’s stock which is six times his annual salary. These guidelines have been met or exceeded by each of the Named Executive Officers. Failure to attain targeted stock ownership levels within three years can result in a reduction in future long-term incentive awards granted to the executive.

Tax Deduction for Executive Compensation
      The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The annual bonus payments and option grants to executive officers are designed to meet these requirements for deductibility. The other long-term incentive awards described above may be subject to the $1,000,000 deductibility limit.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Marc J. Shapiro, Chairman
Abelardo E. Bru
Pastora San Juan Cafferty
G. Craig Sullivan

Summary Compensation Table
      The following table sets forth information concerning compensation for each of 2003, 2004 and 2005 awarded to, earned by, or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation (the “Named Executive Officers”), other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000:

					Long Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal				Compensation	Awards	Options	Payouts	Compensation
Position	Year	Salary($)	Bonus($)	($)(1)	($)(2)(3)	(#)(4)	($)(5)	($)(6)

Thomas J. Falk	2005	1,150,000	1,269,000	69,191	5,166,662	167,776	0	6,300
Chairman of the	2004	1,075,000	2,386,500	82,734	5,136,800	122,031	838,152	6,150
Board and Chief	2003	987,500	840,000	71,581	0	406,770	728,833	6,000
Executive Officer

Robert E. Abernathy	2005	490,000	352,440	0	1,166,638	37,885	0	6,300
Group President —	2004	475,000	703,000	0	1,194,306	28,473	670,521	6,150
Developing and	2003	445,000	261,314	1,179	311,780	91,523	485,889	6,000
Emerging Markets

Mark A. Buthman	2005	468,750	372,480	0	1,133,379	36,803	0	86,726
Senior Vice President	2004	420,000	621,600	584	1,033,781	24,558	223,507	47,271
and Chief Financial	2003	350,000	208,740	12,000	445,400	91,523	155,485	35,781
Officer

Steven R. Kalmanson	2005	578,750	424,800	0	1,333,300	43,297	0	6,300
Group President —	2004	515,000	762,200	0	1,297,042	31,524	502,891	6,150
North Atlantic	2003	465,000	119,280	0	311,780	91,523	437,300	6,000
Consumer Products

W. Dudley Lehman(7)	2005	470,000	370,500	0	1,116,627	36,261	0	6,300
Group President —	2004	455,000	673,400	70,422	1,155,780	27,456	502,891	6,150
Business to Business

(1)	Except with respect to Mr. Falk for all years, Mr. Buthman for 2003 and Mr. Lehman for 2004, amounts shown do not include perquisites provided by the Corporation to the Named Executive Officers because the aggregate amount of such perquisites did not exceed $10,000 for any of such officers in any year. The amount shown for Mr. Buthman in 2003 is for financial counseling services pursuant to the Corporation’s Executive Financial Counseling Program. The amount shown for Mr. Lehman in 2004 includes relocation assistance of $40,420. The amounts shown for Mr. Falk consist of the following:

	Perquisites($)(a)

	Executive Financial	Personal use of
	Counseling	Corporation’s
	Program	Aircraft(b)	Security Services(c)

2005	12,000	8,938	39,823
2004	12,000	18,970	36,073
2003	12,000	39,730	994

(a)	Excludes amounts for perquisites that constitute less than 10 percent of the total perquisites for each year, including amounts in 2003 and 2004 relating to personal use of the Corporation’s sporting event and other entertainment tickets when not being used for business purposes.

(b)	The Chief Executive Officer is required to use aircraft owned by the Corporation for personal travel pursuant to the Corporation’s executive security program established by the Board of Directors. The amount shown for personal use of the Corporation’s aircraft by Mr. Falk is the incremental cost to the Corporation of operating the aircraft.

(c)	Personal security services provided when mandated by the Corporation’s executive security program.

In addition, the following amounts were paid to the following Named Executive Officers for tax reimbursement and related gross-up with respect to certain business and personal use of corporate aircraft: Mr. Falk (2005 — $8,430; 2004 — $13,811; 2003 — $14,572); Mr. Abernathy (2003 — $1,179); and Mr. Buthman (2004 — $584). In 2004, Mr. Lehman was paid $27,037 in tax reimbursement and related gross-ups with respect to relocation expenses.

(2)	2004 and 2005 Restricted Share Unit Awards. Amounts shown for 2004 and 2005 reflect restricted share unit awards granted pursuant to the Corporation’s 2001 Equity Participation Plan, as amended (the “2001 Plan”), including those awards that vest based on time and those awards that vest based on the achievement of performance-based standards. All restricted share awards were valued at the closing price of the Corporation’s stock on the date of grant. Performance-based awards are included in this table at target levels. See footnote 3 in the Security Ownership of Management table. The restricted share unit awards were granted on April 28, 2004 and April 28, 2005, and the closing prices of the Corporation’s stock on those dates were $63.14, after adjustment to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off, and $61.59 per share, respectively.

The awards to the Named Executive Officers in 2004 and 2005 were split equally between time-vested share units and performance-based share units. The vesting schedule for the restricted share unit awards that vest based on time rather than the achievement of performance-based standards is as follows: 33 percent after three years following the grant thereof, an additional 33 percent after the fourth year and the remaining 34 percent after the fifth year. Performance-based restricted share unit awards vest three years following grant in a range from zero to 150 percent of the target levels established based on the Return on Invested Capital (“ROIC”) performance for the Corporation during the three years. Dividend equivalents are paid on the target number of restricted share units at the same rate paid to all stockholders of the Corporation. As of December 31, 2005, the performance-based restricted share units granted in 2004 and 2005 were on pace to vest at or near target levels.

2003 Restricted Share Awards. Amounts shown for 2003 reflect restricted share awards granted pursuant to the 2001 Plan. All restricted share awards were valued at the closing price of the Corporation’s stock on the date of grant. The restricted share awards were granted on February 17, 2003, and the closing price of the Corporation’s stock on that date was $44.54 per share. The restricted shares granted in 2003 to the Named Executive Officers vest on February 17, 2008.

Total Restricted Shares and Restricted Share Units. As of December 31, 2005, the number and value (based on December 30, 2005 stock price of $59.65 per share) of the total shares of restricted stock and restricted share units held by the Named Executive Officers were: Mr. Falk (238,888 shares, $14,249,669); Mr. Kalmanson (54,848 shares, $3,271,683); Mr. Abernathy (50,540 shares, $3,014,711); Mr. Buthman (47,502 shares, $2,833,494); and Mr. Lehman (48,130 shares, $2,870,955).

(3)	During 2005, the following dividends were paid to the following Named Executive Officers on restricted shares and restricted share units held by them during the year: Mr. Falk ($352,699); Mr. Kalmanson ($81,833); Mr. Abernathy ($79,598); Mr. Buthman ($70,037); and Mr. Lehman ($74,067). These dividends were paid at the same rate and on the same dates as dividends were paid to the Corporation’s stockholders.

(4)	Includes adjustments to the options granted to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off.

(5)	Amounts shown consist of participation share payments made pursuant to the 1992 Equity Participation Plan for awards that were granted to Named Executive Officers of the Corporation in February of 1997 and 1998. The awards granted in 1997 matured on December 31, 2002 and were paid according to their terms in the first quarter of 2003. The awards granted in 1998 matured on December 31, 2003 and were paid according to their terms in the first quarter of 2004. No awards of participation shares have been granted to Named Executive Officers since 1998. Each participation share was assigned a base value equal to the book value of one share of the Corporation’s common stock as of the close of the fiscal year immediately prior to the award. The value was adjusted each quarter based on multiplying dividends declared per share of the Corporation’s common stock during the quarter by the total number of participation shares and dividend shares in the participant’s account. The normal maturity date of a participation share award was the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurred. The participant received a cash payment equal to the sum of (i) the increase in book value of the participation shares on the maturity date of the award over the base value of the shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation’s common stock).

(6)	Amounts shown for each Named Executive Officer other than Mr. Buthman consist solely of the Corporation’s matching contributions under the Corporation’s Incentive Investment Plan, a defined contribution plan.

Amounts shown for Mr. Buthman include (i) payment in 2003 of $3,846 for unused vacation earned in the prior year, (ii) the Corporation’s matching contribution under the Incentive Investment Plan, and (iii) amounts contributed or allocated to two additional defined contribution plans, the Retirement Contribution Plan and the Excess Benefit Plan. Mr. Buthman is the only Named Executive Officer who participates in the Retirement Contribution Plan and the Excess Benefit Plan, which are described below under Defined Benefit Retirement Plan.

In addition, the following Named Executive Officers earned in 2005 the following amounts on income previously deferred pursuant to the Corporation’s Deferred Compensation Plan: Mr. Falk ($71,533); Mr. Abernathy ($960); Mr. Kalmanson ($64,926); and Mr. Lehman ($52,609). This income was based on hypothetical earnings on hypothetical investment options chosen by each Named Executive Officer. The hypothetical investment options are the same as the investment options available to employees under the Corporation’s Incentive Investment Plan. As noted above, the Deferred Compensation Plan was frozen in 2005 and, as a result, no future compensation may be deferred by the executive officers.

(7)	Mr. Lehman became an executive officer of the Corporation when he was elected Group President — Business-to-Business on January 19, 2004. Since Mr. Lehman was not an executive officer in 2003, his 2003 compensation is not included in the table.

     The executive compensation policies and practices of the Corporation, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above in “Management Development and Compensation Committee Report on Executive Compensation.”
      The following table sets forth information concerning grants of stock options during 2005 to each of the Named Executive Officers:
Option Grants in 2005(1)

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees	Exercise or
	Granted	in Fiscal	Base Price	Expiration	Grant Date Present
Name	(#)	Year	($/Sh)	Date	Value($)(2)

Thomas J. Falk	167,776	3.7	61.59	4/28/15	2,003,631
Robert E. Abernathy	37,885	0.8	61.59	4/28/15	452,434
Mark A. Buthman	36,803	0.8	61.59	4/28/15	439,513
Steven R. Kalmanson	43,297	0.9	61.59	4/28/15	517,066
W. Dudley Lehman	36,261	0.8	61.59	4/28/15	433,040

(1)	The plan governing stock option grants provides that the option price per share shall be no less than the market value per share of the Corporation’s common stock at the date of grant. The term of any option is no more than ten years from the date of grant. Options granted in 2005 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control and options granted to the officers named in this table are subject to the Corporation’s Executive Severance Plan described later in this proxy statement (see “Executive Severance Plan” below). The options may be transferred by the officers to family members or certain entities in which family members have interests.

(2)	The dollar amounts in this column were determined using the Black-Scholes-Merton option pricing model, consistent with the valuation method to be used by the Corporation for expensing stock options beginning on January 1, 2006. See Note 1 to the Corporation’s audited financial statements included within its Annual Report on Form 10-K for the assumptions used in connection with the valuation of stock options granted in 2005.

     The following table sets forth information concerning exercises of stock options during 2005 by each of the Named Executive Officers and the value of each officer’s unexercised options as of December 31, 2005 based on a closing stock price of $59.65 per share of the Corporation’s common stock on December 30, 2005:
Aggregated Option Exercises in 2005
and Option Values as of December 31, 2005

	Shares		Number of Securities
	Acquired		Underlying Unexercised	Value of Unexercised
	on	Value	Options at	In-the-Money Options at
	Exercise	Realized	December 31, 2005(#)	December 31, 2005($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Thomas J. Falk	0	0	1,241,658	7,583,183
			415,906	2,579,134
Robert E. Abernathy	48,716	2,071,663	482,422	3,430,008
			94,427	580,316
Mark A. Buthman	3,660	74,219	202,206	1,497,015
			90,604	580,316
Steven R. Kalmanson	36,609	1,039,593	408,166	2,558,822
			101,974	580,316
W. Dudley Lehman	36,609	939,284	409,916	2,551,459
			88,023	515,833

Performance Graph
Comparison of
Five Year Cumulative Total Return Among
Kimberly-Clark, S&P 500, Peer Group(1) & S&P 500 Consumer Staples Index(2)
      The stock price performance shown on the graph below may not be indicative of future price performance.
TOTAL SHAREHOLDER RETURN
Indexed Returns

	Year Ending

Company Name/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05

Kimberly-Clark Corp	100.00	86.16	69.85	89.26	103.53	96.61
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75
S&P 500 Consumer Staples Index	100.00	93.60	89.61	99.98	108.14	112.01
Peer Group	100.00	104.60	103.56	111.55	131.19	134.00

(1)	The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Johnson & Johnson, The Procter & Gamble Company and Unilever Group. The Peer Group used in this proxy statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation’s prior fiscal year except that The Gillette Company and Georgia-Pacific Corp., which were included in last year’s Peer Group, were acquired by The Procter & Gamble Company and Koch Industries, Inc., respectively, in 2005.

(2)	Because two of the seven companies in the Peer Group used by the Corporation in the 2005 Proxy Statement were subsequently acquired in 2005, the Corporation has added the S&P 500 Consumer Staples Index (the “Consumer Staples Group”) to this year’s Performance Graph. The Consumer Staples Group is a broader and widely recognized index that is more readily available to the Corporation’s stockholders. In the future, the Corporation expects to use the Consumer Staples Group instead of a Peer Group in the Performance Graph.

Compensation Committee Interlocks and Insider Participation
      During 2005, or a portion thereof, the following directors served as members of the Management Development and Compensation Committee of the Board of Directors of the Corporation: Abelardo E. Bru, Pastora San Juan Cafferty, Linda Johnson Rice, Marc J. Shapiro and G. Craig Sullivan.
      Thomas J. Falk, Chairman of the Board and Chief Executive Officer of the Corporation, served as a member of the Compensation Committee of the Board of Directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.
Defined Benefit Retirement Plan
      The table below illustrates the estimated annual standard pension benefit payable upon retirement in 2005 at specified compensation levels and years of service classifications.
Pension Plan Table

	Years of Benefit Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years

$400,000	$90,000	$120,000	$145,000	$175,000	$205,000	$235,000	$260,000
600,000	135,000	180,000	220,000	265,000	310,000	355,000	395,000
800,000	180,000	240,000	295,000	355,000	415,000	475,000	530,000
1,000,000	225,000	300,000	370,000	445,000	520,000	595,000	665,000
1,200,000	270,000	360,000	445,000	535,000	625,000	715,000	800,000
1,400,000	315,000	420,000	520,000	625,000	730,000	835,000	935,000
1,600,000	360,000	480,000	595,000	715,000	835,000	955,000	1,070,000
1,800,000	405,000	540,000	670,000	805,000	940,000	1,075,000	1,205,000
2,000,000	450,000	600,000	745,000	895,000	1,045,000	1,195,000	1,340,000
2,200,000	495,000	660,000	820,000	985,000	1,150,000	1,315,000	1,475,000
2,400,000	540,000	720,000	895,000	1,075,000	1,255,000	1,435,000	1,610,000
2,600,000	585,000	780,000	970,000	1,165,000	1,360,000	1,555,000	1,745,000
2,800,000	630,000	840,000	1,045,000	1,255,000	1,465,000	1,675,000	1,880,000
3,000,000	675,000	900,000	1,120,000	1,345,000	1,570,000	1,795,000	2,015,000
3,200,000	720,000	960,000	1,195,000	1,435,000	1,675,000	1,915,000	2,150,000
3,400,000	765,000	1,020,000	1,270,000	1,525,000	1,780,000	2,035,000	2,285,000
3,600,000	810,000	1,080,000	1,345,000	1,615,000	1,885,000	2,155,000	2,420,000
3,800,000	855,000	1,140,000	1,420,000	1,705,000	1,990,000	2,275,000	2,555,000
4,000,000	900,000	1,200,000	1,495,000	1,795,000	2,095,000	2,395,000	2,690,000
4,200,000	945,000	1,260,000	1,570,000	1,885,000	2,200,000	2,515,000	2,825,000
      The compensation covered by the Corporation’s defined benefit plans for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service under the defined benefit plan, as of normal retirement at age 65, for the Named Executive Officers are: Thomas J. Falk, 39.9 years; Robert E. Abernathy, 37.8 years; Mark A. Buthman, 15.2 years; Steven R. Kalmanson, 40.3 years; and W. Dudley Lehman, 40.1 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. The Internal Revenue Code of 1986, as amended, generally places limits on the amount of pension benefits that may be paid from the tax qualified defined benefit plan. However, the Corporation through its supplemental plans will make payment to any participant in the amount of the benefit payable under the tax qualified defined benefit plan that was limited by the Internal Revenue Code of 1986. Any such amount payable under the supplemental plans is included in the table above.
      Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available (i) for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service and (ii) for certain involuntary terminations related to the Corporation’s Global Business Plan. The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits prior to 2005 under the supplemental plans will at the participant’s option, either be paid as monthly payments in the same form as the retirement payments from the tax qualified defined benefit plan or as an actuarially determined lump sum payment upon retirement after age 55. Accrued benefits in 2005 or later years will only be payable as an actuarially determined lump sum payment six months after termination of employment.
      In 1997, pursuant to a broad-based election offered certain employees of the Corporation, Mr. Buthman elected to no longer accrue any additional years of benefit service under the Corporation’s defined benefit retirement plan and instead to participate in the Corporation’s retirement contribution plan. Under this defined contribution plan, the Corporation provides monthly contributions to a retirement contribution account pursuant to a schedule based on the participant’s age and eligible earnings. Contributions are invested in certain designated investment options as elected by the participant. Distributions of the participant’s account balance are only available after termination of employment. The participant will receive credit under a supplemental plan account to the extent contributions are limited as required by the Internal Revenue Code of 1986. Mr. Buthman is the only Named Executive Officer who is a participant in this defined contribution plan and its supplemental plan.
      Further, under all the supplemental plans described above, in the event of a change of control of the Corporation or a reduction in the Corporation’s long-term credit rating below investment grade, each participant would have the option of receiving the present value of his or her accrued benefits prior to 2005 in the supplemental plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively. While these supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to this trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans.
Executive Officer Severance Plans
      The Corporation maintains a variety of severance plans for its executive officers, depending on the circumstances that resulted in their termination. Those plans include the Executive Severance Plan (the “Executive Severance Plan”), which is applicable when an officer is terminated following a change in control, and two severance pay plans, which are applicable in the event of certain other involuntary terminations. An executive officer may not receive severance under more than one of the plans described below.

Executive Severance Plan
      The Corporation has agreements under the Corporation’s Executive Severance Plan with each Named Executive Officer. The agreements provide that in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of (1) three times annual base salary and the target bonus award which would be payable as if the performance goals established at the beginning of each year were met under the Executive Officer Achievement Award Program, (2) the value, based on the Corporation’s stock price at the date of the participant’s termination, of forfeited restricted shares and restricted share units and certain unvested incentive stock options, (3) the value of three additional years of service and compensation under the Corporation’s pension plan and its related supplemental plans, and (4) three years of COBRA premiums for medical and dental coverage. In addition, nonqualified stock options, and certain incentive stock options, will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option. This Plan also provides that in certain circumstances if the participant incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, the participant is entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable. Qualified Termination of Employment is defined in this Plan to mean termination of employment within two years following a change of control of the Corporation (as defined in this Plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary termination without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control. The Board has determined the eligibility criteria for participation in this Plan. Each agreement expires three years from its date of execution, unless extended by the Board of Directors.
      Had a Qualified Termination of Employment under the Executive Severance Plan occurred on December 31, 2005 with respect to each Named Executive Officer, the approximate value of the severance benefits under the plan for each such officer would have been as follows: Mr. Falk — $20.3 million; Mr. Abernathy — $5.9 million; Mr. Buthman — $5.7 million; Mr. Kalmanson — $7.0 million; and Mr. Lehman — $4.4 million.

Severance Pay Plans
      The Corporation’s severance pay plans generally provide eligible employees (including the Named Executive Officers) severance payments and benefits in the event of certain involuntary terminations. If such termination was related to the Corporation’s Global Business Plan, the Named Executive Officer would receive either (1) a lump sum severance payment of two week’s pay for each year of employment with a minimum severance payment of 26 weeks pay, six months of COBRA medical coverage and outplacement or (2) if the Named Executive Officer were retirement eligible, the plans allow the eligible employee to elect an unreduced pension benefit and a severance payment of $10,000 in lieu of other severance benefits under the plans. In the event a Named Executive Officer’s termination was not related to the Corporation’s Global Business Plan, the Named Executive Officer would receive a lump sum severance payment of one week’s pay for each year of employment with a minimum severance payment of six weeks pay and a maximum of 26 weeks pay.
      The approximate value of the severance benefits payable to the Named Executive Officers if they had been terminated on December 31, 2005 would have been as follows:

	Value if Termination Related to	Value if Termination Not Related
Name	Global Business Plan($)	to Global Business Plan($)

Thomas J. Falk	1,007,731	587,500
Robert E. Abernathy	470,423	247,500
Mark A. Buthman	461,192	242,500
Steven R. Kalmanson	682,731	334,615
W. Dudley Lehman	543,308	264,904
SECTION 16(a)     BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and any person owning more than 10 percent of a class of the Corporation’s stock to file reports with the Securities and Exchange Commission regarding their ownership of the Corporation’s stock and any changes in ownership. The Corporation maintains a compliance program to assist the Corporation’s directors and executive officers in making these filings. With one exception noted below, we believe that the Corporation’s executive officers and directors timely complied with their filing requirements for 2005.
      During 2005, Mr. Bergstrom relinquished to his son control of 800 shares of the Corporation’s stock previously reported as indirectly owned for the benefit of his son. The report reflecting the change in beneficial ownership of the shares was not filed until February 21, 2006.
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
      The Corporation owns and operates a corporate aircraft based at the Appleton, Wisconsin airport. The aircraft is used to support the operations of the Corporation’s Neenah, Wisconsin based businesses. The only fixed base operator at the airport is Maxair, Inc. (“Maxair”), a corporation owned 100 percent by Steven R. Kalmanson and his family. Mr. Kalmanson is a Named Executive Officer. Mr. Kalmanson’s wife is responsible for the day-to-day operations of Maxair.
      Pursuant to a lease agreement entered into in 1999, from January 1, 2005 through December 21, 2005, the Corporation leased aircraft hangar and related office space at the Appleton, Wisconsin airport from Maxair. On December 21, 2005, the Corporation purchased the hangar and related office space from Maxair for a purchase price of $1.6 million. In determining a fair purchase price for the hangar and related office space, the Corporation obtained an appraisal from CB Richard Ellis Group, Inc., a nationally recognized appraisal firm. The Corporation believes that the price paid for the hangar and related office space is reasonable and comparable to the amounts it would have paid to a third party to purchase similar facilities. The purchase of the hangar and related office space from Maxair was reviewed with the Corporation’s Audit Committee and authorized and approved by the Chairman of the Audit Committee.
      Prior to its purchase of the hangar and related office space from Maxair, in 2005 the Corporation paid $159,000 to Maxair for rental and other payments under the lease agreement for hangar and related office space. Also in 2005, the Corporation paid to Maxair pursuant to a fueling agreement $20,300 for fuel pumping services. Beginning on January 1, 2006, the Corporation has made arrangements to obtain fueling services from an independent third party.
      The Corporation utilized the services of Maxair at the Appleton, Wisconsin airport for more than eight years. The transactions with Maxair were reviewed annually by the Corporation’s internal audit group. The Corporation believes that the prices it paid to Maxair for the hangar and related office space, and the fueling services were reasonable and comparable to the amounts it would have paid to a third party for similar services. As a result of the Corporation’s purchase of the hangar and related office space, and its arrangement to purchase fuel from an independent third party, the Corporation does not expect to engage in similar transactions with Maxair in the future.
2007 STOCKHOLDER PROPOSALS
      Proposals by stockholders for inclusion in the Corporation’s 2007 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2007 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 14, 2006. Upon receipt of a proposal, the Corporation will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail — return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS
      The Corporation’s By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see “Corporate Governance — Stockholder Nominations for Directors” above), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation’s By-Laws may be obtained from the Secretary of the Corporation at the address provided below.
AUDIT COMMITTEE REPORT
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.
      The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2005, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2005 and the auditors’ report thereon. Management has the responsibility for the preparation of the Corporation’s financial statements, and the auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for approval the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Corporation for 2006.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Mae C. Jemison, M.D.
OTHER MATTERS
      The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary
KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200
March 14, 2006

Appendix A
Independence of Directors
The Board has established the standards described below for what constitutes independence for directors. Those standards are intended to be consistent with the provisions of the Securities Exchange Act of 1934, the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board will determine the independence of directors in its business judgment, consistent with applicable laws.
A director will be independent if the Board makes an affirmative determination that a director has no material relationship with the Corporation (directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company). In making this determination the Board will consider all relevant facts and circumstances including the materiality of the relationship to the director and to persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consultant, legal, accounting, charitable and familial relationships (among others). The Board will review all commercial and other relationships the Corporation has with directors on at least an annual basis and with nominees prior to their election to the Board.
The Board has determined that a director is presumed to be independent unless any of the following are applicable to the director:

A.	Employment with Corporation:

•	the director is, or during the preceding three years has been, an employee of the Corporation, its subsidiaries or equity affiliates;

•	the director has received during any twelve-month period within the preceding three years more than $100,000 in direct compensation from the Corporation, its subsidiaries or equity affiliates, other than (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is, or during the preceding three years has been, an executive officer of the Corporation or one of its subsidiaries;

•	an immediate family member of the director has received during any twelve-month period within the preceding three years more than $100,000 in direct compensation for service as an executive employee of the Corporation, its subsidiaries or equity affiliates, other than (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

B.	Affiliation with Independent Auditor or Internal Auditor:

•	the director is (i) a current partner or employee of a firm that is the Corporation’s internal or external auditor, or (ii) was a partner or employee of such firm within the preceding three years (but is no longer) and personally worked on the Corporation’s audit within that time;

•	an immediate family member of the director is (i) a current partner of a firm that is the Corporation’s internal or external auditor, (ii) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practices, or (iii) was a partner or employee of such firm within the preceding three years (but is no longer) and personally worked on the Corporation’s audit within that time;

C.	Management Development and Compensation Committee Interlocks:

•	the director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s current executive officers at the same time serves or served as a member of the compensation committee of such other company;

•	an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s current executive officers at the same time serves or served as a member of the compensation committee of such other company;

D.	Business or Charitable Relationships with the Corporation:

•	Director Transactions Material to Corporation. The director is a current executive officer, employee or owner of more than ten percent of the equity of another company that has made payments to or received payments from the Corporation, its subsidiaries or equity affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds two percent of the Corporation’s annual consolidated gross revenues;

•	Family Member Transactions Material to Corporation. An immediate family member of the director is a current executive officer of another company that has made payments to or received payments from the Corporation, its subsidiaries or equity affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds two percent of the Corporation’s annual consolidated gross revenues;

•	Director Transactions Material to Director. The director is a current executive officer, employee or owner of more than ten percent of the equity of another company that has made payments to or received payments from the Corporation, its subsidiaries or equity affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds (i) two percent of the other company’s annual consolidated gross revenues or (ii) $1 million, whichever is greater;

•	Family Member Transactions Material to Director. An immediate family member of the director is a current executive officer of another company that has made payments to or received payments from the Corporation, its subsidiaries or equity affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds (i) two percent of the other company’s annual consolidated gross revenues or (ii) $1 million, whichever is greater;

•	Director Indebtedness. The director is an executive officer, employee or owner of more than ten percent of the equity of another company that is indebted to the Corporation or to whom the Corporation is indebted and the total amount of either company’s indebtedness to the other is greater than five percent of the total consolidated assets of the company owing the indebtedness;

•	Family Member Indebtedness. An immediate family member of the director is an executive officer of another company that is indebted to the Corporation or to whom the Corporation is indebted and the total amount of either company’s indebtedness to the other is greater than five percent of the total consolidated assets of the company owing the indebtedness; and

•	Charitable Relationships. The director or an immediate family member of the director serves as an executive officer, director or trustee of a charitable organization, and the Corporation’s charitable contributions to that organization during any of the prior three years exceeded the greater of (i) $1 million or (ii) two percent of the charitable organization’s consolidated gross revenues for that year. Contributions made pursuant to the automatic matching of employee contributions will not be included in the determination of charitable contributions or receipts for this purpose.

An “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares that person’s home. An individual will no longer be considered an immediate family member after legal separation, divorce, death or incapacity.
To the extent permitted by applicable rules of the Securities and Exchange Commission and New York Stock Exchange, the Board may determine that a director or nominee is an independent director for other reasons as long as the Board determines that such person is independent of management and free from any relationship that in the opinion of the Board would interfere with such person’s independent judgment as a member of the Board. Prior to the Board making this determination, the Nominating and Corporate Governance Committee must make a similar determination and recommend to the Board that the director be determined to be independent.
Similarly, the Committee may determine that a director or nominee is not independent even if he or she otherwise satisfies the presumptions described above if the Board determines that such person has a relationship to the Corporation or management that interferes with such person’s independent judgment as a member of the Board.

Appendix B
Kimberly-Clark Corporation
Audit Committee Charter
Adopted on November 12, 2002
[As amended through November 16, 2005]
Organization
This charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes of the charter to the Board for approval. The Corporation’s Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, shall recommend members for appointment to, and the Chairman of, the Audit Committee to the Board for its approval. The Audit Committee shall be comprised of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (“SEC”). All Audit Committee members shall be financially literate, and the Committee desires that at least one member of the Audit Committee be an “audit committee financial expert,” as defined by the rules and regulations of the SEC. No member of the Audit Committee shall serve on the audit committee of more than two other public companies without reviewing this service in advance with the Board. The Audit Committee shall maintain minutes of its meetings and report to the Board.
Policy
The Audit Committee shall assist the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation’s compliance with ethical policies contained in the Corporation’s Code of Conduct and legal and regulatory requirements; (3) the independence, qualification and performance of the Corporation’s independent auditors; and (4) the performance of the Corporation’s internal auditors. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
Responsibilities and Processes
The Audit Committee, in carrying out its responsibilities, shall review its policies and procedures periodically in order to best react to changing conditions and circumstances. The Audit Committee shall take appropriate actions to ensure a management environment for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.
In carrying out its responsibilities, the Audit Committee shall:

1.	Engage, subject to stockholder approval, the independent auditors of the Corporation to conduct the examination of the books and records of the Corporation and its affiliates, and to terminate any such engagement if circumstances warrant. The independent auditors are ultimately accountable to, and shall report directly to, the Audit Committee. The Audit Committee shall have the sole authority to approve all audit and non-audit engagement fees and terms. The Audit Committee shall provide oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

2.	Pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Meet with the Corporation’s independent auditors and management to review the scope of the proposed annual audit (and related quarterly reviews), the audit procedures to be followed and, at the conclusion of the audit, review the principal audit findings including any comments or recommendations of the Corporation’s independent auditors.

4.	Discuss with the Corporation’s independent auditors and management information relating to the auditors’ judgments about the quality, not just the acceptability, of the Corporation’s accounting principles and matters identified by the auditors during their interim reviews. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Audit Committee by the Corporation’s independent auditors.

5.	In accordance with SEC rules, review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report thereon. Review and discuss with management and the independent auditors any significant issues as to the adequacy of the Corporation’s internal controls and the adequacy of disclosures about internal controls over financial reporting.

6.	At least annually, receive from and discuss with the independent auditors and management, separately or together as determined by the Committee, a report on (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and management of the Corporation, such as any management letter or schedule of unadjusted audit differences.

7.	Obtain assurance from the Corporation’s independent auditors that they have complied with their obligation to identify and report fraud in connection with their audit of the financial statements of the Corporation.

8.	Prior to filing with the SEC, discuss the Corporation’s annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, including management’s discussion and analysis of financial condition and results of operations. Discuss other matters with the Corporation’s independent auditors as required by the SEC and, if appropriate, recommend that the audited financial statements be included in the Corporation’s Form 10-K.

9.	Approve the content of the report of the Audit Committee required by the SEC to be included in the Corporation’s annual Proxy Statement.

10.	Provide sufficient opportunity at its meetings to meet separately in executive session with the Corporation’s independent auditors, members of management and representatives of internal audit. Among the items to be discussed with the Corporation’s independent auditors are (1) the independent auditors’ evaluation of the Corporation’s financial and accounting personnel; (2) the cooperation that the independent auditors received during the course of their audit; (3) any management letter provided by the independent auditors and management’s response; and (4) any other matters the Audit Committee may determine from time to time.

11.	At least annually, obtain and review a report by the independent auditors describing: (1) the firm’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight

Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audits carried out by the firm and any steps taken to deal with any such items.

12.	At least annually, receive reports from the Corporation’s independent auditors regarding the auditors’ independence from management and the Corporation (including the identification of all relationships between the independent auditors and the Corporation), discuss such reports with the independent auditors, consider whether the provision of non-audit services by the independent auditors is compatible with the auditors’ independence, and, if determined by the Audit Committee, recommend that the Board take action to satisfy itself of the independence of the auditors.

13.	Evaluate the performance of the Corporation’s independent auditors and lead audit partner, and report its conclusions to the full Board. Ascertain that the Corporation’s independent auditors are in compliance with the audit partner rotation rules of the SEC.

14.	Set hiring policies that conform to applicable SEC or other external guidelines for employment by the Corporation of employees and former employees of the independent auditors. At least annually, receive a report from management on the Corporation’s hiring of former employees of the independent auditors.

15.	Review major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

16.	Discuss with the Corporation’s independent auditors, the internal audit executive and management the adequacy and effectiveness of the Corporation’s internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

17.	Review the internal audit function, budgeting and staffing, including appointment or replacement of the senior internal auditing executive and the proposed audit scope for the year. At least annually, review the performance of the senior internal auditing executive. The senior internal auditing executive is accountable to, and shall report directly to, the Audit Committee.

18.	Receive from the internal audit executive a summary of findings from completed audits (and management’s response) and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

19.	Provide oversight of the Corporation’s compliance program and receive periodic reports from management on compliance program effectiveness and significant issues. Review periodic reports from the internal audit executive with respect to, and advise the Board regarding compliance with, the Corporation’s Code of Conduct.

20.	Review periodic reports from management with respect to related party transactions and review potential conflict of interest situations where appropriate.

21.	Discuss with management the outline of press releases regarding results of operations, as well as general policies on earnings guidance to be provided to analysts, rating agencies, and the general public. Review any relevant items with management and the Corporation’s independent auditors prior to release of any such press releases or earnings guidance. The review shall be with the Chairman of the Audit Committee or the full Audit Committee, as may be appropriate.

22.	Meet, at least annually, with management to discuss, as appropriate, significant accounting accruals, estimates and reserves; litigation matters; management’s representations to the independent auditors; new or proposed regulatory accounting and reporting rules; any significant off-balance sheet transactions and variable interest entities; and any significant financial reporting issues or judgments disputed with the Corporation’s independent auditors.

23.	Discuss with management policies with respect to risk assessment and risk management.

24.	Review with the Corporation’s general counsel legal matters that may have a material impact on the financial statements.

25.	Establish procedures for (1) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

26.	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements.

27.	In consultation with the Nominating and Corporate Governance Committee, conduct an annual evaluation of the performance and effectiveness of the Audit Committee and report the results of that evaluation to the Board.
While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Corporation’s financial statements and the Corporation’s independent auditors are responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements. Nor is it the duty of the Audit Committee to conduct investigations to assure compliance with laws and regulations and the Corporation’s Code of Conduct.

Invitation to Stockholders
Notice Of 2006 Annual Meeting
Proxy Statement

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C 1234567890 JNT
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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A	Election of Directors

The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2009 Annual Meeting of Stockholders).

1.	Nominees:	For	Withhold		For	Withhold		For	Withhold		For	Withhold

	01 — Dennis R. Beresford	☐	☐	02 — Abelardo E. Bru	☐	☐	03 — Thomas J. Falk	☐	☐	04 — Mae C. Jemison	☐	☐

B	Management Proposal

The Board of Directors recommends a vote FOR Management Proposal 2.

		For	Against	Abstain
2.	Management Proposal Approval of Auditors	☐	☐	☐

C	Stockholder Proposals

The Board of Directors recommends a vote AGAINST Stockholder Proposals 3, 4, 5 and 6.

		For	Against	Abstain
3.	Stockholder Proposal Regarding Classified Board	☐	☐	☐

4.	Stockholder Proposal Regarding Adoption of Global Human Rights Standards Based on International Labor Conventions	☐	☐	☐

		For	Against	Abstain
5.	Stockholder Proposal Regarding Majority Voting	☐	☐	☐

6.	Stockholder Proposal Requesting A Report on Sustainable Forestry Practices	☐	☐	☐

☐	Mark this box with an X if you plan to attend the meeting.

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	1 U P X	C O Y	+

Proxy — Kimberly-Clark Corporation

Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 27, 2006
Solicited on Behalf of the Board of Directors
Thomas J. Falk, Ronald D. Mc Cray and Timothy C. Everett, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas on April 27, 2006 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5 AND 6. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.
This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are composed of management personnel, will direct the trustees to vote the shares.
Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side.
IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE
PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/kmb at any time and follow the instructions. Act Now!

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following website: WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27, 2006.
THANK YOU FOR VOTING